UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

RPX Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35146	26-2990113
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Market Plaza
Suite 800
San Francisco, CA 94105
(Address of principal executive offices, including zip code)
(866) 779-7641
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 22, 2014, RPX Corporation (the “Company”) and RPX Clearinghouse LLC (a wholly-owned subsidiary of the Company) entered into an Asset Purchase Agreement by and among Rockstar Consortium US LP, Rockstar Consortium LLC, Bockstar Technologies LLC, Constellation Technologies LLC, MobileStar Technologies LLC, and NetStar Technologies LLC (the “Sellers”), for the purchase of substantially all of the patent assets owned or controlled by the Sellers (the “Transaction”), as well as other ancillary agreements, including but not limited to an Escrow Agreement by and among the Sellers, Citibank, N.A., acting as escrow agent, RPX Clearinghouse LLC and the Company (the “Escrow Agreement”). RPX Clearinghouse LLC will pay the Sellers $25 million as a non-refundable deposit within two business days of the execution of the Asset Purchase Agreement and, assuming the satisfaction of the third-party funding commitments described below and the satisfaction of the closing conditions under the Asset Purchase Agreement, the Sellers will receive an additional payment of $875 million from escrow pursuant to the Escrow Agreement upon the closing of the Transaction.
RPX Clearinghouse LLC has received funding commitments for the Transaction from a syndicate of more than 30 companies including an expected contribution of approximately $35 million from the Company. Upon the closing of the Transaction, which is subject to regulatory approval and other customary conditions, syndicate participants will receive non-exclusive licenses to the patent assets included in the Transaction, and RPX Clearinghouse will make the patent assets available for license to all other interested companies under fair, reasonable, and non-discriminatory terms.
On December 23, 2014, the Company issued a press release announcing the Transaction, the full text of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by RPX Corporation dated December 23, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPX Corporation

By:	/s/ MARTIN E. ROBERTS
Martin E. Roberts
General Counsel

Dated: December 23, 2014